Exhibit 99.1

                  Hometown Auto Announces Stock Buyback Program

WATERTOWN, Conn. - November 26, 2002 - Hometown Auto Retailers (OTC BB: HCAR) today announced its board of directors has approved a stock buyback program to allow the company to purchase up to 350,000 shares of Hometown's common stock (approximately 4.9 percent of its 7.2 million shares outstanding).

Hometown's stock buyback program is slated to begin December 2, 2002 and end no later than June 30, 2003, although the company reserves the right to extend or modify the program. The number of shares to be purchased by Hometown through this program will depend upon market conditions, and accordingly, there is no guarantee as to the exact number of shares to be bought by the company. Additionally, purchases will generally be made in the open market, but may also be conducted through privately negotiated transactions in accordance with applicable regulations of the U.S. Securities and Exchange Commission.

"Although we are pleased with progress that the company continues to make, we believe that the current price of Hometown stock is not indicative of the company's underlying value," said Corey Shaker, president and chief executive officer of Hometown. "Hence, we believe that this stock buyback program is in the best interest of Hometown shareholders."

About Hometown

Hometown Auto Retailers (www.htauto.com) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through 10 franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. The company's dealerships offer 11 American and Asian automotive brands, including Chevrolet, Chrysler, Dodge, Ford, Isuzu, Jeep, Lincoln, Mazda, Mercury, Oldsmobile, and Toyota. Hometown also has a freestanding Ford and Lincoln Mercury factory authorized service center to provide maintenance and repair services of cars and trucks.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.